EXHIBIT 10.3.1


DATE:     01/05/99

TO:       Avert Board of Directors

FROM:     Compensation Committee:  Steve Fienhold
                                   Michael Vaughan

SUBJECT:  Renewal of Dean Suposs employment contract

     Based on the following accomplishments of the Company over the past give years under the direction of Mr. Suposs, the Compensation Committee has rewritten his employment contract.

     o Over the past five years, Avert has progressed from a privately owned company to a publicly traded enterprise.
     o Over the past five years, Avert has nearly tripled its growth in revenues. Gross revenues have increased from about $3.5 million to about $10 million. Over this same period, this growth in sales has been accomplished with less than double the number of employees (from 40 to 72).
     o Avert has increased its financial strength over the past five years. During that period, the Company has been profitable in each month. The Company has a substantial cash balance and no long-term debt. It has a new building that meets the needs of its operations with room to expand.
     o The Company has hired and retained strong and experienced upper management. The Company's management personnel are stronger than ever before.
     o Avert has complied with major law changes in the Fair Credit Reporting Act. Avert is one of the few companies that is compliant with all Federal and state statutes.
     o The Company has been completely re-engineered with new software/hardware. This process has positioned Avert to take advantage of efficiencies in technology, and of trends in the industry. Avert is able to add new products and services at a much faster rate, and to be more responsive to our customer and vendor needs. Also, with the new technology, Avert is positioned to expand more rapidly through electronic commerce and the Web.
     o With its new technology, Avert is able to seek out strategic sales partners. Three major pilot programs are currently underway.
     o Avert has developed a successful telemarketing and marketing communications plan for small customers. The Company's marketing program brings in about 2,500 to 3,000 new accounts each year.

     The terms of the employment contract are as follows:

               1)   Expires 12/31/2003.
               2) Annual salary of $120,000, payable in 26 equal payments annually.
               3)   Annual  bonus  based  on  pre-tax  earnings,   exclusive  of
                    investment income, as follows:

                         Pre-Tax Earnings                   Bonus Percent
                         ----------------                   -------------

                         First $1,500,000                         6%
                         $1,500,001-$2,000,000                    7%
                         $2,000,001-$2,500,000                    8%
                         Over $2,500,000                          9%

               4) Stock options of 100,000 shares with an exercise price equal to market price on the date of this contract, or $4.188 per share. Such options to be vested equally over a five-year period, and expire in ten years from date of grant.
               5)   Auto allowance of $300 per month.



                                        ----------------------------------------
                                        Dean A. Suposs, President